EXHIBIT 99.1

Air Methods Reports Year 2011 Results and 1Q2012 Update

Fourth Quarter 2011 Fully-Diluted Earnings Per-Share of $0.96 Includes $0.16 Per-Share Impact of Upfront Expenses of New Pilot Union Contract, Financial Restatement Costs, and Loss on Asset Disposition

DENVER, Feb. 29, 2012 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported revenue and net income for the year and fourth quarter ended December 31, 2011.

For the year, revenue increased 18% to $660.5 million compared to $562.0 million in the prior year. Net income increased 9% to $46.6 million, or $3.63 per diluted share, in the current year from $42.8 million, or $3.39 per diluted share, in the prior year. Earnings before interest, depreciation and amortization, and income tax expenses (EBITDA) increased 13% to $170.9 million compared to $150.7 million in the prior year.

For the fourth quarter, revenue increased 29% to $193.3 million as compared with $150.4 million during the prior-year period. Net income decreased slightly to $12.4 million, or $0.96 per diluted share, compared to net income of $12.5 million, or $0.99 per diluted share, in the prior-year period. EBITDA increased 15% to $47.8 million compared to $41.5 million in the prior-year quarter.

On August 1, 2011, the Company acquired 100% of the outstanding common stock of OF Air Holdings Corporation and its subsidiaries, including Omniflight Helicopters, Inc. (together, Omniflight). The results of operations for the year and quarter ended December 31, 2011 include the consolidated operations of Omniflight since the date of the acquisition. Pre-tax earnings were reduced by approximately $2.3 million and $0.5 million for the year and fourth quarter, respectively, for transaction costs and employee severance expenses related to the acquisition of Omniflight. Pre-tax earnings for both periods were further reduced by $2.2 million for retrospective compensation paid to pilots associated with the negotiation of a new collective bargaining agreement. The quarter ended December 31, 2011 also included $0.3 million and $0.9 million in pre-tax expense associated with the financial restatement and asset dispositions, respectively.

Fourth Quarter Highlights

Revenue from Community-Based Services increased 44% to $134.4 million from $93.6 million, while segment net income increased 17% to $25.8 million during the fourth quarter, as compared with segment net income of $22.0 million in the prior-year quarter. Net revenue per community-based transport increased 10% to $10,099 compared with $9,175 in the prior-year quarter. Total community-based patient transports increased 30% to 13,128 in the current-year quarter from 10,071 in the prior-year quarter. Community-based patient transports for bases open greater than one year (Same-Base Transports) and excluding Omniflight transports decreased 10%, or 1,031 transports, as compared with the prior-year quarter. Weather cancellations for these same-base locations decreased by 105 transports compared with the prior-year quarter.

Revenue from Hospital-Based Services increased by 3% to $50.5 million from $49.1 million, while segment net income decreased to $1.6 million in the current-year quarter from $2.8 million during the prior-year quarter. This decrease in earnings is attributed primarily to the retrospective pilot compensation referenced above.

Consolidated maintenance expense for the current-year quarter increased by only 16%, or $3.6 million, despite an increase in flight volume of 22%. Fuel costs for community-based operations increased $2.2 million during the current-year quarter as compared to the prior-year quarter, representing a 74% increase. This increase is attributed to a 30% increase in community-based patient transports and $0.5 million pre-tax loss associated with mark-to market of 2011 and 2012 fuel hedges.

Revenue from our United Rotorcraft (formerly Products) Division, excluding revenue generated from internal projects, increased to $8.4 million from $7.7 million in the prior-year quarter, a 9% increase. Segment net income, excluding internal projects, decreased to $1.3 million from $2.2 million in the prior-year quarter.

The Company also provided an update on preliminary January 2012 flight volume and net revenue per community-based transport. Total community-based transports during January 2012 were 4,167 compared with 2,842 during January 2011, reflecting a 47% increase. Same-Base Transports (excluding Omniflight transports) for January decreased 6 transports, or less than 1%, while weather cancellations for these same bases decreased by 512 transports. Preliminary net revenue per community-based transport during January 2012 increased to $10,118 compared with $9,049 during January 2011, a 12% increase.

Aaron Todd, Chief Executive Officer, stated, "We are pleased with the annual and quarterly results in light of Omniflight transaction and transition costs and the upfront expense associated with our successful negotiation of a new collective bargaining agreement with our pilots. We are pleased with the increases to earnings and EBITDA that the Omniflight acquisition has produced to-date. We are essentially complete with our transition activities and look forward to the benefit of a full year of combined operations, with fully-realized synergies and elimination of costs associated with the acquisition and transition. Recent softness in Same-Base Transports has been more than offset by better than anticipated reimbursement. Mild weather in January, combined with continued strength in reimbursement, has given us a strong start for the first month of 2012."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 56367356, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the ability of the Company to successfully finalize the integration of Omniflight; the anticipated synergies associated with the acquisition of Omniflight; extreme weather conditions across the U.S., and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2011	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$ 3,562	$ 60,710
Trade receivables, net	187,056	132,329
Other current assets	65,101	44,953

Total current assets	255,719	237,992

Net property and equipment	569,578	444,743
Other assets, net	203,174	40,375

Total assets	$ 1,028,471	$ 723,110

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 27,940	$ --
Current portion of indebtedness	67,989	57,198
Accounts payable, accrued expenses and other	74,779	58,195

Total current liabilities	170,708	115,393

Long-term indebtedness	483,886	312,816
Other non-current liabilities	85,975	61,472

Total liabilities	740,569	489,681

Total stockholders' equity	287,902	233,429

Total liabilities and stockholders' equity	$ 1,028,471	$ 723,110

AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,

	2011	2010	2011	2010

Revenue:
Flight operations	$ 183,103	141,127	623,229	533,852
Product operations	8,418	7,707	30,462	22,447
Other	1,789	1,550	6,858	5,703
Total revenue	193,310	150,384	660,549	562,002

Expenses:
Operating expenses	122,189	91,223	408,699	345,942
General and administrative	25,162	19,051	85,500	69,226
Depreciation and amortization	20,660	16,153	72,877	63,636
	168,011	126,427	567,076	478,804

Operating income	25,299	23,957	93,473	83,198

Interest expense	(5,868)	(4,618)	(20,072)	(19,176)
Other, net	916	937	3,901	3,934

Income before income taxes	20,347	20,276	77,302	67,956

Income tax expense	(7,945)	(7,743)	(30,728)	(25,199)

Net income	$ 12,402	12,533	46,574	42,757

Income per common share:
Basic	$ 0.98	1.00	3.68	3.42
Diluted	$ 0.96	0.99	3.63	3.39

Weighted average common shares outstanding:
Basic	12,709,576	12,555,672	12,666,474	12,496,513
Diluted	12,868,935	12,688,595	12,827,595	12,596,414
CONTACT: Aaron D. Todd, Chief Executive Officer
         (303) 792-7413